Exhibit 4.33

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

सत्यमेव जयते

.......................Please write or type below this line.......................

This non judicial stamp paper forms an integral part of Master General Terms Agreement between IndusInd Bank Limited and MakeMyTrip (INDIA) Pvt. LTD.

For MakeMyTrip (India) Pvt. Ltd.

Authorised Signatory

Statutory Alert:

1. The authenticity of this Stamp Certificate should be verified at "www.shcilestamp.com". Any discrepancy in the details on this Certificate and as available on the website renders it invalid.
2. The onus of checking the legitimacy is on the users of the certificate.
3. In case of any discrepancy please inform the Competent Authority.

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi e-Stamp

Certificate No.

IN-DL13889359461542M

Certificate issued Date

: 27-Jan-2014 10:38 AM

Account Reference

: IMPACC (IV)/ dl732203/ DELHI/ DL-DLH

Unique Doc. Reference

: SUBIN-DLDL73220325310731761003M

Purchased by

: MAKE MY TRIP INDIA PVT LTD

Description of Document

: Article Others

Property Description

Not Applicable

Consideration Price (Rs.)

: 0

(Zero)

First Party

: MAKE MY TRIP INDIA PVT LTD

Second Party

: Not Applicabie

Stamp Duty Paid By

: make my trip India pvt ltd

Stamp Duty Amount(Rs.)

:100

(One Hundred only)

Please write or type below this line.

Statutory Alert:

2. The onus of checking the legitimacy is on the users of the certificate.

3. In case of any discrepancy please inform the Competent Authority.

MASTER GENERAL TERMS AGREEMENT

BETWEEN

INDUSIND BANK LIMITED

AND

MAKEMY TRIP (INDIA) PRIVATE LIMITED

THIS MASTER GENERAL TERMS AGREEMENT (the “Agreement”) is made on the date as mentioned in the Schedule at the place as mentioned in the Schedule hereto, between, INDUSIND BANK LIMITED, a banking company incorporated under the Companies Act, 1956 and having its registered office at 2401, Gen. Thimmayya Road, (Cantonment), Pune – 411 001 and a branch office amongst other places at the place as mentioned in the Schedule hereto (hereinafter referred to as the “Bank”, which expression shall, unless the context otherwise requires, be deemed to mean and include its successors and assigns) of the First Part: and The Borrower as mentioned in the Schedule hereto (hereinafter referred to as the “Borrower”) of the Other Part.

(The Borrower and the Bank are hereinafter collectively referred to as “Parties” And individually as “Party”).

Whereas

A.	At the Borrower’s request, the Bank agrees to grant to the Borrower, the various credit facilities as set out in the Sanction Letter (as mentioned in the Schedule hereto) of the Bank as may be varied, supplemented, modified, renewed, rolled over or extended from time to time (the “Sanction Letter(s)”, which term shall also include all other future and subsequent sanction letters as may be issued by the Bank or any other communication sent by the bank to the Borrower from time to time), subject to the terms and conditions set out herein and in the Sanction Letter and the specific terms provided in the respective Facility Documents (as hereinafter defined) executed/to be executed in favour of the Bank and/or entered / to be entered into between the Borrower and the Bank for each kind of Facility.

B.	The Borrower expressly acknowledges and agrees that it shall not utilize the Facilities or any part thereof for anything other than the purpose stated in the Sanction Letter and the respective Facility Documents except with the prior written consent of the Bank.

C.	The Bank may make available the Facilities to the Borrower only upon the Borrower satisfying the terms and conditions set out in Clause 18 below and the additional conditions precedent as mentioned in the Sanction Letter and the respective Facility Documents (“Conditions Precedent”).

IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS UNDER:

1.	The Facilities

Borrower agrees to avail from the Bank and the Bank agrees to grant to the Borrower, the Facilities in accordance with, and the Borrower fulfilling the terms and conditions as mentioned herein and the Schedule and the Facility Documents.

2.	Terms and Conditions for Borrowing

Notwithstanding anything contained herein, the terms and conditions set out herein shall apply in relation to any and all the facilities granted/to be granted by the Bank to the Borrower from time to time.

2.1	Definitions and interpretation

2.1.1	Definitions

Wherever used in this Agreement or any Schedule hereto, unless the context otherwise requires, the following terms have the following meanings:

(a)	References in this Agreement to “account” and ‘‘accounts” shall mean respectively, unless the context otherwise requires, any account and each and every account of the Borrower with the Bank.

(b)	“Business Day” shall mean any day on which the banks in the place where the head office and/or Branch office of the Bank as mentioned in the Schedule is located (and, if payment in a currency other than Indian Rupee is involved, in the principal financial centre for that currency) are open for business, excluding Saturday, Sunday and Public Holidays under Negotiable Instruments Act, 1881.

(c)	“Facilities” shall mean various credit, banking and trade finance facilities and accommodation in its widest sense (including such facilities as from time to time amended, modified, extended, renewed, rolled over or supplemented) granted/to be granted by the Bank from time to time within the Maximum Limit and reference to “Facility” shall mean any one of them.

(d)	“Facility Documents” shall mean and include this Agreement, the Sanction Letter, the facility agreements entered/to be entered into between the Borrower and the Bank and all other instruments, agreements, documents, deeds, undertakings, declarations, indemnities and writings including without limitation the security documents (whether executed by the Borrower or any third Party) under/in relation to the Facilities.

(e)	“Maximum Limit” shall mean the maximum or overall limits under various facilities sanctioned or granted by the Bank from time to time under the various Sanction Letter(s).

(f)	“person” shall include any individual, company, corporation, firm, partnership, limited liability partnership, Hindu undivided family (HUF), joint venture, association, organisation, trust, state or agency of a state (in each case, whether or not having separate legal personality).

2.1.2	Interpretation

In this Agreement:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	unless the context otherwise requires references to clauses or schedules are to clauses or schedules of this Agreement;

(c)	headings are inserted for convenience only and shall be ignored in construing this Agreement and/ or Facility Documents executed/ to be executed by the Borrower;

(d)	the recitals and schedules to this Agreement and sanction letters/ draw down letters issued by the Bank from time to time shall form an integral part of this Agreement;

(e)	reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted or consolidated (from time to time) and all statutory instruments or orders (including delegated legislation whether by way of rules, notifications, bye-laws and guidelines).

3.	Facility Processing Fees and Mode and Manner of Disbursement of Facility

3.1	In addition to the other charges as stated in any of the Facility Documents above the Borrower shall pay facility fees as mentioned in the Sanction Letter(s). if any of the Facilities are renewed or rolled over beyond the term/tenor of such Facility, an additional facility fee as may be prescribed by the Bank at the time of such renewal/rollover shall be payable by the Borrower to the Bank.

3.2	Notwithstanding, the Bank’s decision/action/policy, if any, to reverse any debit entry or not to debit interest or not to make any debit entry in Bank’s books or ledger accounts or in statement of account or any account, for any period whatsoever, the Borrower shall be bound and liable to pay jointly or severally to the Bank, the entire outstanding debit balance and compound interest thereon with monthly rests till the date of realization, recovery or collection by the Bank of all such amounts plus penal interest, tax, additional interest, liquidated damages, commissions, costs, charges and expenses at such rates as may be prevailing or fixed or to be fixed by the Bank from time to time without any reference, notice or intimation by the Bank at any time whatsoever.

3.3	The Bank shall disburse the Facility in Indian Currency. However, the Bank at its discretion, may at the request of Borrower, permit the Borrower to avail the Facility in any other currency other than Indian Currency as may be mutually agreed between the Borrower and Bank but always subject to applicable laws, rules and regulations and guidelines.

3.4	If the Facility is availed in currency other than Indian Currency, then the exchange risk shall be borne by the Borrower. The Borrower is advised to book the forward cover to hedge the exchange risk.

3.5	The Facility shall be disbursed in a manner as provided in Facility Documents.

4.	Payment provisions

4.1	The Borrower shall pay to the Bank on demand all exchange expenses, commissions, bankers’ charges as per the terms of the sanction and the Facility Documents, service taxes, devolvement under guarantees, letters of credit’s or other liabilities of the Borrower met by the Bank and all other expenses whatsoever due to or incurred by the Bank, in connection with the issuance of any Facility by the Bank, the Borrower shall pay to the Bank, on demand, any increased costs resulting from the application of any law or regulation at any time applicable in connection with such Facility.

4.2	All payments to be made to the Bank shall be made in immediately available funds and in the currency (the “stipulated currency”) in which the relevant Facility is denominated in the Bank’s books on the due date to such address and location as the Bank may have notified to the Borrower from time to time. The Borrower’s payment obligations shall not be discharged by an amount paid in a currency other than the stipulated currency, whether pursuant to a judgment or otherwise to the extent that the amount so paid on prompt conversion to the stipulated currency under normal banking procedures does not yield the amount in the stipulated currency. If the amount due or owing under the judgment or otherwise upon conversion does not yield such amount in the stipulated currency, the Bank shall have recourse against the Borrower for the stipulated currency deficiency, provided that the Bank may elect to accept payment in any other currency without actual conversion into the stipulated currency.

4.3	All payments to the Bank in respect of any obligation or liability owed by the Borrower whether in respect of principal, interest, fees, costs, charges, expenses or any other item, shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Borrower shall:-

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required to be deducted or withheld;

(b)	forthwith pay to the Bank such additional amount so that the net amount received by the Bank will equal the full amount which would have been received by it had no such deduction or withholding been made; and

(c)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this sub-clause).

4.4	The Bank is hereby authorised, at its absolute discretion, to convert into such currency as it may think fit, by telegraphic transfer or otherwise, any moneys received by it under or by virtue hereof and to debit the account of the Borrower with all costs, charges and any exchange losses thereby incurred.

4.5	If any payment would otherwise be due on a day which is not a Business Day, it shall be due on the preceding Business Day.

4.6	The Bank shall be entitled at its discretion to maintain separate accounts in the books in respect of the unpaid installments of principal and/or interest for the purpose of effective control and monitoring of recovery thereof. The Borrower hereby acknowledges that the Borrower shall be liable to repay such outstanding amounts as due and payable hereunder and the Facilities shall continue to be secured by the security created for the purpose of securing the Facilities.

5.	Commitment Charges

Without prejudice to the Bank’s right to terminate the Facility or any part thereof, if the Borrower for any reason whatsoever, could not utilize any Facility or accounts remain in-operative for a period as decided by the Bank from time to time, then the Borrower shall be liable to pay commitment charges as mentioned in the Sanction Letters from time to time.

6.	Appropriation of Recovery

Without prejudice of Bank’s absolute right in its uncontrolled discretion to adjust, appropriate or set-off at any time and from time to time any amount received or to be received by the Bank from the Borrower to the Bank in any account at any of the Bank’s branches whatsoever, any amount received or to be received by the Bank may at the sole discretion of the Bank first be appropriated by the Bank towards costs, charges and expenses incurred by the Bank and thereafter towards unapplied interest, and thereafter applied interest and surplus amount, if any, thereafter, be appropriated by the Bank towards Principal amount due to the Bank.

7.	Authorization to debit

Without prejudice to any of the other rights of the Bank, the Bank may (but shall not be obliged to) debit from time to time any of the Borrower’s accounts for any and all sums, obligations and liabilities (including insurance premiums, commission, service charges, interest, monies arising from the facilities, default interest, exchange expenses, banker’s charges, fees, disbursements, costs and other expenses) owed or otherwise payable by the Borrower to the Bank, and may make the necessary currency conversions at its usual rate of exchange. Such debiting shall not be deemed to be a payment of the amount due (except to the extent of any amount in credit in the Borrower’s current account) or a waiver of any event of default relating to the facilities. If such debiting causes the Borrower’s account to be overdrawn, interest shall be payable accordingly.

8.	Prohibitions on encumbrances

The Borrower shall not transfer or create any charge, mortgage, pledge, lien or any encumbrance in respect of any of its property(ies) or assets which is charged, pledged or mortgaged to the Bank or over which any encumbrance is created in favour of the Bank nor enter into any factoring agreement in respect of such assets without the prior consent of the Bank in writing.

9.	Renewal of Facilities

Facilities sanctioned by the Bank shall be valid and operative for a tenor specified in the Sanction Letter. The Borrower shall in advance before expiry of Facility, apply to the Bank for renewal/enhancement/review of the Facilities, and submit the financial data as may be required by the Bank. The Bank, may, at its sole discretion but not bound to, review and renew the Facilities, at its own, on the basis of the operation of the accounts and financial data of the Borrower available with the Bank. The decision of the Bank shall be final and binding upon the Borrower. The Bank may, at its sole discretion permit the Borrower to avail the credit facilities beyond expiry of tenor for such period as may be decided by the Bank from time to time.

10.	Default and termination

10.1	Upon the occurrence of any of the following events or the events of default in respect of any Facility (each an “Event of Default”):-

(a)	any moneys owing by or due from the Borrower to the Bank or to any person or lender are not duly and punctually paid and satisfied as and when they fall due or when demanded; or

(b)	the Borrower fails or neglects to duly and punctually perform and observe any covenant, undertaking, obligation or agreement owed to or made with the Bank whether contained in this Agreement or in any relevant Facility Document or otherwise; or

(c)	if any transfer, charge, mortgage or other encumbrance or is made or created over any properties or assets that is charged, mortgaged or otherwise encumbered to the Bank, without the prior written consent of the Bank; or

(d)	any default or event of default, however described, occurs under any Facility Document; or

(e)	any distress of execution or seizure is levied or enforced upon or threatened against any of the property or assets of the Borrower; or

(f)	the Borrower enters into any scheme of arrangement or compromise with the Borrower’s creditors or such a scheme of arrangement or compromise is proposed or, (in the case of the Borrower being a corporation) a receiver or receiver and manager is appointed over any of the Borrower’s assets, or the Borrower ceases or threatens to cease to carry on its business; or

(g)	in the case of the Borrower being a corporation, a resolution is passed or a petition is presented or any application is made for the winding-up or liquidation of the Borrower or the appointment of a judicial manager of the Borrower or any analogous proceeding is taken against the Borrower in any other jurisdiction; or

(h)	in the case of the Borrower being an individual or a proprietorship concern or a partnership firm, the Borrower or any of its partners (as the case may be) is or becomes insane or dies or commits an act of bankruptcy or a bankruptcy petition is presented against the Borrower or any of its partners (as the case may be) in any court of law or any analogous proceeding is taken against the Borrower in any other jurisdiction; or

(i)	any representation or warranty made or given to the Bank at any time by the Borrower whether in relation to any Facility, account or otherwise shall be or become incorrect or shall be breached; or

(j)	if any event occurs or circumstances arise (including, whether the Borrower is a corporation, changes in the financial condition, operating environment, management or directorship of the Borrower) which in the opinion of the Bank would materially affect the ability of the Borrower to perform or comply with any one or more of its obligations to the Bank, including obligations under any Facility Document; or

(k)	any government (including any political or administrative sub-division thereof), governmental authority, agency, official or entity takes or threatens any action:

(i) for the dissolution of the Borrower, or any action which deprives or threatens to deprive the Borrower: (a) from conducting any of its businesses or carrying out its operations in the manner it is being conducted or carried out, or (b) of the use of any of its assets;

(ii) to revoke or terminate or to refuse to provide or renew any authorisation or to impose onerous conditions on or on the grant or renewal of any authorization;

(iii) with a view to regulate, administer, or limit, or assert any form of administrative control over the rates applied, prices charged or rates of return achievable, by the Borrower in connection with its business; which, in each case, in the opinion of the Bank, could have a material adverse effect; or

(iv) under Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interest Act, 2002 or plans a corporate debt restructuring mechanism.

(I)	the Borrower is unable or has admitted in writing its inability to pay any of its Indebtedness as they mature or when due; or

(m)	an event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition or any combination of the foregoing would constitute an event of default) occurs under any agreement or document relating to any indebtedness of the Borrower or if any other lender(s) of the Borrower including financial institutions or banks with whom the Borrower has entered into agreements for financial assistance have refused to disburse, extend, or have cancelled or recalled its/their assistance or any part thereof; or

(n)	the Borrower is declared as a relief undertaking under the provisions of the Bombay Relief Undertakings (Special Provisions) Act, 1958 or the Borrower becomes entitled to any similar immunity in any jurisdiction under any similar statute; or

(o)	In case the Borrower is a company, the Borrower is moving an application before Board for Industrial and Financial Reconstruction (BIFR) for declaring the company as “Sick Company” under the provisions of Sick industrial Companies Special (Provisions) Act, 1985; or

(p)	any of the events specified in sub-paragraphs (a), (b) and (d) through (o), inclusive, occurs in relation to any surety or guarantor of any of the Borrower’s obligations and liabilities to the Bank; or

(q)	any security furnished to secure any of the obligations or liabilities of the Borrower to the Bank is or becomes invalid or unenforceable in any respect or in the opinion of the Bank is in jeopardy; or

(r)	the Borrower is included in defaulters list issued by the Credit Information Bureau (India) Limited; or

(s)	It comes to the notice of the Bank that the Borrower has been diversifying or misusing its funds or using them for purposes other than as expressly provided for in this Agreement or any relevant addendum or any of the Facility Documents, or

(t)	if a cross default as below occurs;

(i)	any debt of the Borrower is not paid when due nor within any originally applicable grace period;

(ii)	any event of default or a potential event of default (however described) which with the lapse of time or giving of notice may become an event of default occurs under any contract or document relating to any debt;

(iii)	any commitment for any debt of the Borrower is cancelled or suspended by a creditor as a result of an event of default (however described);

(iv)	any creditor of the Borrower becomes entitled to declare any debt due and payable prior to its specified maturity as a result of an event of default (however described);

(v)	any encumbrance over any assets of the Borrower to secure any other debt becomes enforceable;

(vi)	If there is a default, event of default or other similar condition or event (however described), or a potential event of default which with the lapse of time or giving of notice, may become an event of default, under one or more agreements or Instruments entered between: (i) the Bank and the Borrower; or (ii) the Bank and any of the Borrower’s affiliates/associated company(ies); or (iii) the Borrower’s affiliates/associated company(ies) with any of their lenders.

the Bank may at any time thereafter by notice to the Borrower forthwith terminate any and all Facilities granted to the Borrower, and all sums, obligations and liabilities of the Borrower to the Bank, whether accrued or contingent, including all moneys lent or advanced to the Borrower in respect of such facilities and all interest and/or fees accrued thereon, shall become immediately due and payable without any further demand.

10.2	The Bank may at any time, at its discretion, by 30 days, by notice to the Borrower terminate any Facility specified to be repayable or recallable on demand regardless of whether any Event of Default has occurred, and the outstandings in relation to each such Facility shall become immediately due and payable. The Bank shall not at any time be obliged to make or continue to make available to the Borrower any Facility granted to the Borrower for any period of time or to make available to the Borrower any particular advance thereunder. In case of term loan facility, the Bank may at its discretion, by 30 days notice terminate the term loan facility and stop further disbursements, if any available in the loan account. Notwithstanding anything contained in Facility Agreement, the repayment of term loan in installments shall stand withdrawn and the principal amount outstanding in the loan account along with interest, cost, charges and expenses shall forthwith become due and payable.

10.3	In the event of default by the Borrower, the Bank may in the name of the Borrower as the attorney of the Borrower do all such acts and execute all such documents as the Bank may consider necessary or expedient in this regard.

11.	Costs and expenses

All costs and expenses incurred by the Bank (including without limitation fees and expenses of the Bank’s legal and other professional advisors) arising in relation to or out of any account of the Borrower or any facility granted or extended to the Borrower (whether or not such Facility is cancelled prior to drawing or utilisation thereof), and all charges, costs and expenses, including legal costs (on a solicitor and client basis), incurred or paid by the Bank in relation to any litigation from the Borrower or any third party/Person, in preserving, protecting, exercising or enforcing any security furnished to secure any of the obligations or liabilities of the Borrower to the Bank or any right, power or remedy of the Bank for the recovery of any sum due or owed by the Borrower to the Bank or by any surety of any of the Borrower’s obligations or liabilities to the Bank, shall be paid forthwith on demand to the Bank by the Borrower and until payment in full shall bear interest at such rate and on such basis as the Bank may stipulate from time to time. In addition, where the Borrower is in default of payment of taxes, duties, levies, charges or obligations whatsoever charged or falling due, or is in default of payment of any insurance premium, legal or inspection or valuation fees, stamp duty or their out-of-pocket expenses of any kind whatsoever, the Bank may in its discretion meet such expenses and shall be reimbursed by the Borrower in accordance with the preceding sentence.

12.	Inter-branch Transfer

The Borrower hereby agrees that the Bank shall be at liberty to transfer the account of the Borrower from one branch to another branch of the Bank as per the administrative convenience of the Bank. The Bank shall with notice to the Borrower about the intended transfer of the said account. The Borrower hereby agrees and confirms that such transfer of the aforesaid account shall not be considered as closed and all the documents, guarantee(s), mortgages, securities and the charge of the Bank on the properties and assets created for the benefit of the Bank will continue unaffected until all the amounts remaining unpaid under the Facilities under the Borrowers account so transferred to the other branch are repaid in full. The Borrower shall continue to enjoy the credit facility on the same terms and conditions at the transferee branch.

13.	Option

1.	The Borrower may have an option to repay the Loan irrespective of the repayment schedule as more specifically detailed in the respective facility agreement, and such option for accelerated repayment of the Loan may be available provided it is specified in the sanction letter and subject to the Borrower paying prepayment charges calculated at the rate specified in the sanction letter. It is further provided that such accelerated repayment shall be available with 15 days prior notice to Bank.

2.	Similarly the Bank will also have an option to recall the entire loan with interest on the eventualities specified in the sanction letter.

14.	Security

The Borrower shall furnish such securities and guarantees to the Bank as mentioned in the Sanction Letter(s) and upon demand from the Bank the Borrower shall furnish such security and/or guarantee or additional security and/or guarantee in such form and value as may be required by the Bank from time to time in amounts and/or values sufficient at all times in the opinion of the Bank to secure all or any of the Borrower’s obligations and liabilities to the Bank whether contingent, future or otherwise and, if required by the Bank, shall register or procure the registration thereof with the appropriate authority at the expense of the Borrower.

15.	Collateral to loan ratio/security margin

15.1	The Borrower shall maintain at all times the loan to collateral ratio or security margin stipulated in the Facility Documents or Sanction Letter.

15.2	Without prejudice to Clause 13 but subject to Clause 14.3, if the loan to collateral ratio is exceeded or the market value of any security falls below the stipulated security margin and/or what the Bank considers to be an adequate security margin, the Bank may (at its absolute discretion) require the Borrower to furnish the Bank further security acceptable to it and subject to such terms and conditions as the Bank may stipulate, and/or to reduce or prepay the outstanding loan or indebtedness as the Bank may notify the Borrower from time to time. Such further security or prepayment must be provided/made within the period stipulated in the Bank’s notification or within such time as may be agreed between the Parties. All expenses and charges incurred thereby (including those incurred as a result of the prepayment of any advance(s) and those incurred in any currency conversions) shall be borne by the Borrower on a full indemnity basis.

15.3	The Bank may monitor the maintenance of any loan to collateral ratio or security margin at such intervals as it sees fit at its absolute discretion. The Bank reserves the right (at its absolute discretion and at any time) to vary the loan to collateral ratio or security margin upon giving written notice to the Borrower.

15.4	The Bank’s determination of the loan to collateral ratio or security margin (including its valuation of the collateral) at any time shall be final and conclusive on the Borrower. All costs incurred in valuing the collateral shall be borne by the Bank.

15.5	The Bank may, in its sole discretion, permit prepayment of any Facility at the request of Borrower subject to the Borrower paying prepayment charges calculated at the rate as mentioned in the Sanction Letters.

16.	Inspection and Valuation

The Borrower/s shall whenever so required by the Bank furnish to it full particulars of all the assets of the Borrower/s including the hypothecated assets (if any) and shall allow the Bank or its authorised agent to take inspection of such hypothecated assets and of all records and will produce such evidence as the Bank may require as to the cost and value of any such hypothecated assets and it shall be lawful for the Bank at any time and from time to time during the continuance of the security (if any) in all respects and either temporarily or for such periods as the Bank may think fit to employ a person or persons or firm or company to inspect and evaluate on behalf of the Bank all or any of the hypothecated goods. Any such valuation shall be conclusive against the Borrower.

16A.	Instructions/Mandate from Borrower received by Facsimile, untested telexes, email or by any other Electronic Mode.

The Bank may, at its discretion, accept and act upon the instructions/mandate received from the Borrower either by facsimile, untested telexes, email, internet services and/or by any other mechanical or electronic mode (Instructions). These instructions will be accepted only after specific arrangement with Borrower. In consideration of the Bank permitting the same, the Borrower hereby irrevocably agrees, confirms and undertakes with the Bank as under.

(i)	The Borrower is aware that transmission of instructions through facsimile, untested telexes, email, internet services involving number of risks including but not restricted to fraudulent alterations or transmissions and absence of confidentiality.

(ii)	The Bank shall be entitled (without being bound to do so) to rely upon the instructions provided (and believe the same to be genuine), for any of their requirements. In case of any question as to what were the instructions provided or received, the records of the instructions received by the Bank shall be final and binding upon the Borrower.

(iii)	The Borrower shall ensure that the instructions provided are issued by a person duly authorised by the Borrower (Authorised persons) and Bank shall not be responsible for conducting any verification in this regard, whatsoever.

(iv)	The Borrower confirms that the Bank shall not be bound to act in accordance with whole or any part of the Instructions as it may appear in the Instruction so conveyed and the same shall be at the Borrower’s risk and the Bank shall not be liable for the consequences of any such refusal or omission to act or deferment of action.

(v)	The Borrower shall deliver on the same day or on immediate next day to the Bank the original instructions in writing signed by the Authorised Person with a marking on the top “confirmation of the same”. The Bank shall not be required to await receipt of the said instruction in writing before taking any action in connection with the instructions provided through fax and the non-delivery and non-conformity of such instruction in writing shall not in any manner prejudice the Bank’s right.

(vi)	The Borrower shall indemnify and keep the Bank indemnified from and against all actions, suits, proceedings, claims, damages, expenses, losses and liabilities whatsoever reason arising in connection with or relating to any instructions issued by the Borrower and received by the Bank or claimed to have been sent by the Authorised Person of the Borrower.

(vii)	The Bank may at any time whatsoever without assigning any reason withdraw or modify the Facility/ies provided to the Borrower.

(viii)	The Borrower is aware and confirms that the Bank is agreeing to act on any instruction only by reason of, and relying upon these undertaking and indemnities contained in this Clause.

17.	Set-off and combining of accounts

17.1	The Bank may at any time and at all times and without prior consent of or notice, reference, or intimation to the Borrower combine or consolidate all or any of the Borrower’s accounts (wherever situated in the world) with and liabilities to the Bank (whether any such accounts are held or maintained jointly with any other person or persons) and set-off, transfer or apply any sum or sums standing to the credit of any one or more of such accounts (whether such sum or sums are unmatured deposits or deposits in respect of which the appropriate notice of termination has not been given, or otherwise) or any other sum or sums which now or at any time hereafter may be or become owing to the Borrower and may be received by the Bank in or towards satisfaction of all or any of the Borrower’s liabilities to the Bank on any other account or in any other respect, whether such liabilities be present or future, actual or contingent, primary or collateral, several or joint, and whether then payable or not and may do so notwithstanding that any such sum or sums and such liabilities may not be expressed in the same currency and the Bank is hereby authorised to effect any necessary conversions at the Bank’s own rate of exchange then prevailing.

17.2	Without prejudice of Bank’s absolute right in its uncontrolled discretion as mentioned in Clause 16.1 above any amount so received, adjusted or set-off by the Bank may first be appropriated by the Bank towards costs, charges and expenses incurred by the Bank and thereafter towards unapplied interest, and thereafter applied interest and surplus amount, if any, thereafter, be appropriated by the Bank towards Principal amount due to the Bank.

17.3	The Borrower waives any rights of set-off it may have at law or otherwise against the Bank with respect to amounts owed by the Borrower to the Bank from time to time.

18.	Submission of financial data

Unless otherwise specifically mentioned in the Sanction Letter, the Borrower shall promptly submit to the Bank the Borrower’s current management accounts, financial statements and all other information and documents as may reasonably be required by the Bank whenever required by the Bank, and the Borrower’s last audited accounts duly audited by qualified auditors satisfactory to the Bank within 6 months of the close of each of the Borrower’s fiscal years. The Borrower shall notify the Bank immediately of any adverse changes in the Borrower’s financial condition.

19.	Conditions Precedent

Unless otherwise specifically mentioned in the Sanction Letter, the Facilities will become available to the Borrower for utilisation only upon receipt by the Bank of the following (as applicable in accordance with the terms of the Facility) and the fulfillment of the other conditions precedent as mentioned in the Schedule hereto (if any), the Sanction Letter and the respective Facility Documents in form and substance satisfactory to the Bank, unless the Bank specifies otherwise:

(a)	the original version of this Agreement and the relevant Facility Document(s), duly executed by one or more authorised signatory/signatories of the Borrower;

(b)	a certified true copy of the Borrower’s current constitutional documents;

(c)	in cases where a guarantee is obtained from another company, copies of the relevant corporate authorizations of the guarantor and any other necessary approvals for issuing such guarantee;

(d)	receipt of evidence satisfactory to the Bank that the security created pursuant to the stipulated security arrangements has been perfected to the satisfaction of the Bank, including copies of guarantees or other security document and any other documents that the Bank may require;

(e)	non-existence of any Event of Default or potential Event of Default;

(f)	the “Know Your Customer” and such other conditions as may be prescribed by Reserve Bank of India or by the Bank from time to time have been complied with by the Borrower and Guarantor(s), if any; and

(g)	Any other document/s which the Bank may specify from time to time.

20.	Representations, Warranties and Covenants

20.1	The Borrower represents, warrants and covenants to and for the benefit of the Bank on a continuing basis the representations, warranties and covenants as mentioned in the Schedule (if any) and that:-

(a)	it has the power, authorizations, approvals and consents to enter into and perform and comply with its obligations under the relevant the Facility Documents and such powers, authorizations, approvals and consents are valid and subsisting;

(b)	all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (i) to enable it lawfully to enter into, exercise its rights (if any) and perform and comply with its obligations under the Facility Documents, (ii) to ensure that those obligations are valid, legally binding and enforceable and (iii) to make/execute the relevant Facility Documents admissible evidence in the courts of India have been taken, fulfilled and done;

(c)	its entry into, exercise of its rights (if any) and/or performance of or compliance with its obligations under the relevant Facility Documents does not or will not violate, or will not exceed any borrowing or other powers or restrictions granted or imposed under or pursuant to, (i) any law to which it is subject, (ii) its constitutional documents, or (iii) any agreement to which it is a party to which is binding on it or its assets;

(d)	its obligations under the relevant Facility Documents are valid, binding and enforceable;

(e)	except in the normal course of business, no litigation, arbitration or administrative proceeding is current or pending or, so far as it is aware, threatened to restrain the entry into, exercise of its rights (if any) under and/or performance or enforcement of or compliance with its obligations under the Facilities or which might have a material adverse effect on the business, assets or condition of the Borrower;

(f)	there are no charges, mortgages, pledges or liens in respect of any of its property(ies) or assets charged, mortgaged or encumbered or proposed to be charged, mortgaged or encumbered in favour of the Bank except as has been previously disclosed to the Bank in writing;

(g)	no bankruptcy, receivership, judicial management, winding-up or liquidation notice or petition has been threatened or filed against the Borrower;

(h)	it shall accept, as a conclusive proof of the correctness of any sum claimed to be due from it to the Bank under each of the Facilities or any of them, a statement of account made out from the Bank’s books and signed by the accountant or other duly authorised officer of the Bank without production of any voucher, document or paper and it further agrees to pay to the Bank the interest accrued as per applicable rates but not actually debited to the it’s account;

(i)	it shall abide by all terms and conditions as specified in Sanction Letter including without limitation general and special covenants mentioned therein, which shall form an integral part of this Agreement as if incorporated herein;

(j)	it shall not siphon off or misuse or divert the funds under the Facilities, failing which, it accepts the Bank’s entitlement to take appropriate steps to declare it as ‘wilful defaulter’ in terms of the RBI stipulated guidelines and instructions; Further, the Borrower shall provide the Bank with a certificate of a Chartered Accountant for the end use of the Facilities. Further, the Borrower shall allow the Bank and shall assist the Bank (at any time upon the Bank’s request) and/or its representatives to: -

a.	Scrutinise the quarterly progress reports / operating statements / balance sheets of the Borrower;

b.	Inspect the assets of the Borrower charged in favour of the Bank;

c.	Scrutinise the books of accounts of the Borrower and the no-lien accounts of the Borrower maintained with other banks;

d.	Visit and inspect the assisted units of the Borrower; or

e.	Conduct an audit of the stocks of the Borrower or the stocks kept at any of the Borrower’s premises/units/property;

(k)	the name of the Borrower or any of its directors, promoters or partners (as the case may be) does not appear on any of the Reserve Bank of India’s caution list/list of defaulters and is not under investigation by any investigation / enforcement agency or regulatory body and the Borrower or any of its directors, promoters or partners (as the case may be) has not and shall not do any such act so as to qualify it/them as a willful defaulter according to the guidelines/circular issued by the Reserve Bank of India in this regard from time to time. Further the Borrower shall not induct any person as a director or partner, who is identified as a willful defaulter or is a promoter or director or partner of a person, which has been identified as a willful defaulter as per guidelines issued by Reserve Bank of India. If at any point of time any of the directors, promoters or partners (as the case may be) of the Borrower does an act so as to qualify such director, promoter or partner as a willful defaulter, the Borrower shall do and take all possible things and steps permitted under the law for removal of such director, promoter or partner (as the case may be) or member from its panel/board/partnership;

(I)	The Borrower shall comply with all environmental laws to which it may be subject and obtain and maintain in good standing all environmental licenses/permits required or desirable in connection with the business of the Borrower or any part thereof. The Borrower shall comply with the terms of all such environmental licenses/permits and all other covenants, conditions, restrictions and agreements directly or indirectly concerned with hazardous substances (including but not limited to any substance, waste, pollutant, emission (whether gas, vapour, liquid or other emission), contaminant or material subject to regulation under any environmental law and the Borrower shall as soon as possible, notify the Bank of any environmental claim pending or threatened against it and shall take such steps in relation to it as the Bank may require. Further, the Borrower shall not permit or allow to occur any material discharge, release, leak, migration or other escape of any hazardous substance into the Environment on, under or from any property owned, leased, occupied or controlled by it, in each case, where to do so would result in, or would reasonably be expected to have, a material adverse effect on the Borrower’s obligations under this Agreement;

(m)	it shall utilise the Facilities exclusively for the purposes set forth herein or the relevant Facility Documents and any variation in the end use of the Facilities sanctioned shall be made only with the prior written sanction of the Bank;

(n)	It shall comply with all the additional conditions (if any) as mentioned in the Schedule hereto;

(o)	it shall furnish to the Bank, such further information, details and documents as may be required by the Bank in compliance of the various guidelines and instructions issued by Reserve Bank of India from time to time;

(p)	it is not entitled to and shall not claim any immunity against the Bank under/in relation to the Facility;

(q)	The Borrower further declares that they have neither directly or indirectly agreed to pay nor paid any commission or brokerage or any consideration to the director(s) / partner(s) / other guarantors (if any) (as the case may be) for standing him/them as guarantor/s to secure the Facilities granted to the Borrower and that Borrower will not pay any such consideration to him/them for the same.

(r)	The Borrower will regulate their drawings in such manner that the amounts due from time to time under the Facility shall be kept within the limit of the drawing power or the sanctioned limits, whichever is less, as specified in Facility Documents.

(s)	the earlier facilities (“Earlier Facilities”) as mentioned in the Schedule hereto (if any) availed by the Borrower on the terms and conditions as mentioned in the earlier documents as mentioned in the Schedule hereto (“Earlier Documents”) (if any) shall now be governed by the terms and conditions as contained herein as applicable to the Facilities in addition to/modification of the terms and conditions as contained in the Earlier Documents.

(t)	the Borrower shall ensure that each of the existing third party security providers and the guarantors (if any) as mentioned in the Schedule hereto who have executed any document (if any) under/in relation to the Earlier Facilities shall deliver to the Bank, a letter in the form and substance as acceptable to the Bank thereby confirming the continuance and validity, of the surety, guarantee and/or securities granted by such third party for the purpose of securing the Earlier Facilities (if any), pursuant to the change/modification in the terms and conditions in relation to the Earlier Facilities as mentioned in this Agreement and the Facility Documents.

Each of the warranties made and information given by the Borrower to the Bank including but not limited to Clause 19.1 (a) to (s) above is true and correct and complied with/shall be complied with in all respects at all times during the duration of any of the Facilities granted as if repeated by reference to the then existing circumstances.

20.2	Defending of Legal Proceedings by Bank

The Borrower further agrees that in the event of any person (including Borrower) initiating any proceedings or raising any claim against the Bank in connection with or in relation to the Facilities or any part thereof or any account maintained by the Borrower with the Bank or in respect of any security created in favour of Bank or Bank being made party to the proceeding in any dispute between the Borrower or any person, the Bank may, at its sole discretion, defend such action or proceedings entirely at the costs and expenses of the Borrower. The Borrower agrees to reimburse all expenses and charges including attorney’s fees incurred by the Bank. The Borrower hereby authorizes the Bank to debit the account of the Borrower and recover the charges and expenses so incurred, which shall be treated as an advance to the Borrower and Borrower shall be liable to repay the same along with interest as provided in this agreement.

20.3	Changes in constitution

All security(ies), agreement(s), obligation(s) given or undertaken by the Borrower shall continue to be valid and binding notwithstanding any change in the constitution of the Borrower, if a corporation, by amalgamation, consolidation, reconstruction, new shareholding or otherwise, and if partnership, by retirement, expulsion, death, admission, accession or change of any partners or otherwise.

20.4	Organizational changes

The Borrower shall not without the prior written consent of the Bank (a) (if a corporation) undertake or permit any reorganization, amalgamation, reconstruction, takeover, substantial change of ownership or shareholding or any other scheme of compromise or arrangement affecting its present constitution, or (b) make any substantial alteration to the nature of its business or amend or alter any of the provisions of the Borrower’s memorandum or articles of association or constitutive documents relating to its borrowing powers or principal business activities. The Borrower shall not, except in the ordinary course of business and with the prior written consent of the Bank dispose of the majority of its properties and assets. The Borrower will immediately notify the Bank of any petition filed or notice for passing of a resolution for the bankruptcy, winding-up or appointment of a judicial manager of the Borrower.

21.	Regulatory Declarations

The Borrower hereby declares to the Bank as follows:

21.1	Where the Borrower is an individual/proprietor(s), none of the “Directors of the Bank”* or their relatives is his/her business partner or guarantor; (ii) where the Borrower is a partnership firm, none of the “Directors of the Bank”* or their relatives is interested in the firm as partner, manager, employee or guarantor; and (iii) where the Borrower is a company or a corporation, none of the “Directors of the Bank”* or their relatives is interested in the company / corporation or in its subsidiary or holding company as director, managing agent, manager, employee or guarantor or holder of substantial interest;

*The term “Directors of the Bank” for the purpose of this Clause 20.1 shall mean and include the Chief Executive Officer (CEO), the top most officers of Business and Credit (presently the business head and credit head).

21.2	Where the Borrower is an individual/proprietor(s), he/she is not a director or relative of a director of the Bank or other banks*; (ii) where the Borrower is a partnership firm, none of the directors or relative of a director of other banks* is interested in the firm as partner or guarantor; and (iii) where the Borrower is a company or a corporation, none of the directors or relative of a director of other banks,* is interested in the company / corporation as director or guarantor or holder of substantial interest.

*The term “Directors of other Banks” include (apart from Directors of commercial banks) Directors of Scheduled Co-operative Banks, Directors of subsidiaries / trustees of mutual funds / venture capital funds.

21.3	(i) Where the Borrower is an individual/proprietor(s), he/she is not a relative of any “Specified Senior Officer” of the Bank; (ii) where the Borrower is a partnership firm, none of the partners is a relative of any “Specified Senior Officer” of the Bank and none of the “Specified Senior Officer” of the Bank or its relatives is interested in the firm as partner or guarantor or holder of substantial interest; and (iii) where the Borrower is a company or a corporation, none of its directors, is a relative of any “Specified Senior Officer” of the Bank and none “Specified Senior Officer” of the Bank or relatives, is interested in the company as director or guarantor or holder of substantial interest.

The term “Specified Senior Officer” for the purpose of this Clause 20.3 means and include the top most senior officer (presently the business head and credit head) and his/her immediate next lower level officer in credit and business functions of the Bank.

Substantial interest for the purpose of Clauses 20.1, 20.2 and 20.3 shall have the same meaning assigned to it in Section 5(ne) of the Banking Regulation Act, 1949.

Relative for the purpose of Clauses 20.1, 20.2 and 20.3 means spouse, father, mother (including step-mother), son (including step-son), son’s wife, daughter (including step-daughter), daughter’s husband, brother (including step-brother), brother’s wife, sister (including step-sister), sister’s husband, brother (including step-brother) of the spouse, sister (including step-sister) of the spouse.

21.4	In case where the above negative confirmations in Clauses 20.1, 20.2 and 20.3 are not true, then the Borrower shall provide a written declaration with details of such relationship to the Bank. If the details of such declaration change during the term of any Facility or any part thereof then, the Borrower shall promptly provide a written declaration to the Bank of any such change.

21.5	The Borrower or the directors / promoters / guarantors / associate concerns / partners / coparceners (as the case may be) of the Borrower are not:

(a)	on the Export Credit Guarantee Corporation’s (ECGC’s) specified approval list; or

(b)	convicted under the provisions of Conservation of Foreign Exchange and Prevention of Smuggling Activities Act, 1974; or

(c)	on RBI’s defaulters / caution list; or

(d)	on the Bank’s defaulter list.

22.	Conclusiveness of certificate

A certificate signed by any of the Bank’s officers as to the amounts at any time due or owing by the Borrower on any account or in respect of any Facility shall be conclusive evidence as against the Borrower of the amounts so due or owing.

23.	Illegality

In the event a provision of this Agreement or the relevant Facility Documents or part thereof shall, for any reason, be determined as void, invalid, illegal, prohibited or unenforceable for any reason in any jurisdiction such provision or part thereof shall be ineffective only to the extent of such voidance, invalidity, illegality, prohibition or unenforceability and that shall not invalidate, impair or affect the remaining provisions of this Agreement or the relevant Facility Document or affect such provision or part thereof in any other jurisdiction. If any provision is unenforceable against any person constituting the Borrower, it will, to the extent possible, remain enforceable against all the other persons constituting the Borrower. The Borrower shall take all steps, execute all documents and do everything reasonably required by the Bank in order to give full legal effect to the intended commercial purpose of such provision or part thereof as far as possible.

24.	Force majeure

The Bank shall be relieved from the performance and discharge of any duty or obligation owed to the Borrower whether under any agreement including but not limited to this Agreement or otherwise to the extent to which the performance or discharge of such duty or obligation is prevented, frustrated or impeded as a consequence of war, invasion, act of foreign enemy, hostility (whether war has been declared or not), civil war, rebellion, revolution, insurrection or military or usurped power or by any statute, rule, regulation, order or requisition issued by or act of any government, department, council or other authority (whether de jure or de facto) or from strikes, lockouts, breakdown of plant or any other causes (whether or not of a like nature) beyond the Bank’s control.

25.	Further assurances

25.1	The Borrower shall, at the Borrower’s expense, execute, sign, perfect and do, and if required, register, every document, act or thing which in the opinion of the Bank is necessary or desirable for the purposes of implementing and carrying into effect any provision of this Agreement or perfecting any security obtained in relation to any account of or any Facility granted to the Borrower.

25.2	The Borrower agrees and undertakes to sign, without any demur or protest, such documents and writings and at such periodic intervals, as may be required by the Bank, acknowledging the outstandings under each or any of the Facilities, for the purpose of section 18 of the Limitation Act, 1963.

26.	Amendment

The Facility Documents may be amended or varied by the Bank and agreed by the Borrower at any time and from time to time and such amendments or variation shall become effective upon agreement thereof by the Borrower.

27.	General

27.1	All the rights, powers and remedies under this Agreement shall apply to all the Borrower’s past, present, future and contingent obligations and liabilities to the Bank, including those arising under successive transactions which shall either continue existing obligations and liabilities, increase or decrease them at any time or from time to time or create new obligations or liabilities after any or all prior obligations and liabilities have been satisfied, and notwithstanding the incapacity, bankruptcy, winding-up, liquidation or any other event or proceeding affecting the Borrower.

27.2	Each of the rights, powers, and remedies conferred on the Bank hereunder shall be in addition to and not in derogation of all other rights, powers and remedies conferred on the Bank by virtue of any agreement, security, statute or rule of law or equity.

27.3	Any forbearance or failure or delay by the Bank in exercising any right, power, privilege or remedy shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power, privilege or remedy hereunder shall not preclude the further exercise thereof and each of the Bank’s rights, powers, privileges and remedies shall continue in full force and effect until such rights, powers, privileges or remedies are specifically waived by an instrument in writing executed by the Bank. In addition, each and every other remedy given under any Facility granted shall be cumulative and in addition to any other remedy given thereunder or now or hereafter existing at law or in equity, by statute or otherwise.

27.4	Where any security for the Borrower’s obligations and liabilities is provided by a third party, the Borrower shall pay to the Bank all costs, charges and expenses incurred by the Bank, relating to or arising out of such security, to the extent that they are not paid by such third party.

27.5	Time shall in all respects be of the essence in the performance of all of the Borrower’s obligations.

27.6	The Bank reserves the right to vary the terms and conditions in respect of any Facility granted by altering, adding to or deleting any or all of them or making any new terms and/or conditions and such variation shall be notified to the Borrower as soon as practicable thereafter.

27.7	All sums payable to the Bank are exclusive of any goods and services tax or other value added tax (whether imposed in Mumbai or any other country) which shall where applicable be paid by the Borrower in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under the relevant legislation.

27.8	If any one or more of the provisions of any facility granted, or any part thereof, shall be declared or adjudged to be illegal, invalid or unenforceable under any applicable law, such illegality, invalidity or unenforceability shall not vitiate any of the other provisions, which shall remain in full force, validity and effect.

28.	Assignment and participation

28.1	The Borrower shall not transfer or assign any of its rights or liabilities under this Agreement to any person without the prior written consent of the Bank.

28.2	The Borrower agrees that notwithstanding anything to the contrary contained in any documents executed under / in relation to this Agreement/the Facilities, the Bank shall have the right to assign and / or transfer and / or novate and / or otherwise securitise its rights or obligations or any part thereof under this Agreement, the Facility Documents and / or the Outstanding Amounts and/or enter into indemnity or other arrangements for risk sharing, whether with or without recourse to the Bank, to one or more scheduled commercial banks or any other entity, trust, any association whether located / placed in India or outside India, without any reference or notice to the Borrower or any third party security provider or guarantor. The Borrower shall not, however, claim any privity of contract with any such entity to whom the Outstanding Amounts and/or the rights or obligations under this Agreement have been assigned / transferred / securitised or the Bank has entered into indemnity or arrangements for risk sharing.

28.3	The Borrower hereby expressly and unconditionally agrees that notwithstanding anything to the contrary contained in any of the Facility Documents, that during the subsistence of the Facility, the Bank shall have the liberty to shift, at its discretion, without notice to the Borrower, from time to time a part or portion of the outstandings in the limit/s of the Facility (hereinafter referred to as the “Participation”) to one or more scheduled commercial banks (hereinafter referred to as the “Participating Bank/s”) and the Participation shall be governed by the terms of the UNIFORM CODE GOVERNING INTER BANK PARTICIPATIONS, 1988 which the Borrower has read and understood, and all amendments thereto, from time to time. The Participation shall not affect the rights and obligations, inter se, the Borrower and the Bank in respect of the Facility, in any manner whatsoever. Such Participation shall be available to the Bank, for and in respect of all additional/ further limits under the Facility, without any confirmation/ consent of or any reference to the Borrower in that behalf. The Borrower shall not have and shall not claim any privity of contract with any such Participating Banks under the Participation and the Bank shall and shall continue to represent the Participating Banks in all respects and for all matters arising out of/relating to the Participation.

29.	Indemnity

The Borrower shall indemnify the Bank against all losses, damages, claims, costs (including funding costs), expenses, charges, proceedings and all other liabilities whatsoever including legal costs (on a full indemnity basis) which the Bank may incur as a result of:-

(a)	anything lawfully done by the Bank when acting within the terms of any Facility granted or any failure by the Borrower to perform or observe any of his or its obligations under any Facility granted;

(b)	the receipt or recovery by the Bank of all or any part of any sum otherwise than on the due date for payment of that sum under the relevant Facility or, as the case may be, the date on which interest is payable in connection with that sum under the relevant Facility;

(c)	any breach of trust or other fiduciary obligation binding on the Borrower; or

(d)	any draft, cheque, promissory note, bill of exchange and other order for payment (“item”) is or may be payable including, without limitation, each claim and liability arising or incurred by reason of the Bank’s endorsement on such item, or whether arising or incurred by reason of forgery thereof or unauthorised signatures thereon or otherwise.

30.	Disclosure and information

30.1	The Borrower hereby authorises and permits the Bank and any officer of the Bank to disclose any customer information in relation to the Borrower or any other information whatsoever in relation to the Borrower and/or any agreement or document entered into by the Borrower or any other person in relation to any Facilities as the Bank shall consider appropriate for any such commercial, banking, administrative, funding or business purposes as the Bank thinks fit to:-

(a)	any affiliate of the Bank; and

(b)	any other person:-

(i)	to (or through) whom the Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Facilities;

(ii)	with (or through) whom the Bank enters into (or may potentially enter into) any participation or sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Facilities or the Borrower;

(iii)	with (or through) whom the Bank enters into (or may potentially enter into) any transaction in connection with the purchase or sale of any credit insurance or any other contractual protection or hedging with respect to the Borrower’s obligations under the Facilities;

(iv)	any rating agency, insurer or insurance broker of, or direct of indirect provider of credit protection to the Bank or its affiliates;

(v)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Bank or its affiliates;

(vi)	pursuant to the processing or management of data relating to any facility or proposed facility or the Borrower;

(vii)	to whom such disclosure is considered by the Bank to be in the Bank’s interests.

30.2	The Borrower hereby agrees as a pre-condition of the Facilities given to the Borrower by the Bank that in case the Borrower commits default in the repayment of the Facilities or in the repayment of interest thereon or any of the agreed installment of a Facility on due date/s, the Bank and/or the Reserve Bank of India will have an un-qualified right to disclose or publish the name/s of the Borrower/s or the name/s of its partner/s or Directors or the name/s of the guarantor/s as defaulter/s in such manner and through such medium as the Bank or Reserve Bank of India in their absolute discretion may think fit.

30.3	The Borrower hereby confirms and accepts that as pre-condition, relating to the grant of the said Facilities to the Borrower, the Bank requires the Borrower’s consent for the disclosure by the Bank of information and data relating to the Borrower of the Facilities availed / to be availed by the Borrower, obligations assumed / to be assumed by the Borrower, in relation thereto and default, if any, committed by the Borrower, in discharge thereof. Accordingly, the Borrower hereby agrees and gives consent for the disclosure by the Bank of all or any such:

(a)	information and data relating to the Borrower;

(b)	the information or data relating to any credit facility availed of / to be availed by the Borrower; and

(c)	default, if any, committed by the Borrower, in discharge of the Borrower’s such obligation;

(d)	as the Bank may deem appropriate and necessary, to disclose and furnish to Credit Information Bureau (India) Limited and any other agency authorized in this behalf by Reserve Bank of India.

(e)	The Borrower declares that the information and data furnished by the Borrower to the Bank is true and correct.

30.4	The Borrower undertakes that;

(a)	the Credit Information Bureau (India) Limited and any other agency so authorized may use, process the said information and data disclosed by the Bank in the manner as deemed fit by them; and

(b)	the Credit information Bureau (India) Limited and any other agency so authorized may furnish for consideration, the proposed information and data of products thereof prepared by them, to banks / financial institutions and other credit grantors or registered users, as may be specified by the Reserve Bank of India in this behalf.

30.5	This Clause 29 is not, and shall not be deemed to constitute, an express or implied agreement by the Bank with the Borrower for a higher degree of confidentiality than that prescribed under Banking Regulation Act, 1949 or extant regulations and guidelines prescribed from time to time. The rights conferred on the Bank in this Clause 29 shall be in addition to and shall not be in any way prejudiced or affected by any other agreement, expressed or implied, between the Borrower and the Bank in relation to any Borrower information nor shall any such other agreement be in any way prejudiced or affected by this Clause 29.

31.	Maintenance of Separate Account/s

The Bank shall be entitled at its discretion to maintain separate accounts in the books in respect of the unpaid installments of principal and/or interest for the purpose of effective control and monitoring of recovery thereof. The Borrower hereby acknowledges that Borrower shall be liable to repay such outstanding amounts as due and payable hereunder and shall continue to be secured by the security created for securing the Facility.

32.	Notification of change of information

The Borrower undertakes to immediately notify the Bank in the event of any material change to the information provided by the Borrower to the Bank pursuant to any Facility granted.

33.	Notices

33.1	Any notice, demand, statement or communication by the Bank to the Borrower:-

(a)	may be sent to the Borrower by personal delivery, post, telex, cable, facsimile, website or other written or recorded form of electronic communication to its address set out in the Sanction Letter or the address of the Borrower last known to the Bank;

(b)	where more than one person is comprised in the expression “Borrower”, shall be deemed to have been sent to all of them if sent to any one of them;

(c)	if sent by post to an address in India, shall be deemed to have been served forty-eight (48) hours after posting, and if sent by post to an address outside India, shall be deemed to have been served seventy-two (72) hours after posting; and

(d)	if sent by telex, facsimile or other written or recorded form of electronic communication, shall be deemed to have been served at the time of sending, and if sent by cable, shall be deemed to have been served twenty-four (24) hours after delivery to the cable company.

33.2	Notice of change of Interest Rate or Rest shall be communicated by the Bank to the Borrower either by giving written intimation by personal delivery, post, telex, cable, facsimile, or other written or recorded form of electronic communication to the Borrower at its address set out in the Sanction Letter or at the address of the Borrower last known to the Bank and/or by issuing Public Notice on Notice Board of the Branch of the Bank and/or by Publishing it in the News Paper and/or by Publishing it on the web-site of the Bank.

33.3	No oral communication shall bind the Bank.

33.4	Any notice or communication by the Borrower shall be in writing, may only be sent by personal delivery or pre-paid post addressed to the manager of the branch of the Bank through which the relevant facility is granted to the Borrower, and will only be effective when actually received by the Bank.

34.	Conflicting Provisions

34.1	Unless specifically stated in any Facility Document, in the event of any conflict or inconsistency between (i) any of the provisions of this Agreement, and (ii) the terms contained in any Facility Document, the latter will prevail over the former in respect of the Facility or Facilities.

34.2	This Agreement shall be read in conjunction with the Earlier Documents (if any) in relation to the Earlier Facilities (if any) and in the event of any conflict or inconsistency between (i) any of the provisions of this Agreement, and (ii) the terms contained in any Earlier Document, the former prevail over the latter in respect of the Earlier Facilities.

34.3	This Agreement shall form an integral part of each of the Facility Documents to be entered into between the Borrower and the Bank and the Facility Documents shall be read as if the provisions of this Agreement are specifically incorporated therein and to the extent of any inconsistency or repugnancy, the contents of the respective Facility Documents shall prevail to all intents and purposes. In case of any inconsistency or repugnancy between the terms of this Agreement and the Sanction Letter the contents of the Sanction Letter shall prevail to all intents and purposes.

35.	Waiver

The Borrower confirms that no delay of the Bank in exercising or not exercising any right, power or remedy accruing/available to the Bank on Borrower’s default or otherwise under this Agreement or any Facility Document, shall impair or prejudice such right, power or remedy or shall be construed as its waiver or acquiescence. The Borrower further confirms that any single or partial exercise of any right, power or remedy by the Bank shall not preclude further exercise thereof. Every right and remedy of the Bank shall continue in full force until the Bank specifically waives it by a written instrument.

36.	Stamp Duty

36.1	The Borrower hereby agrees and confirms that it has duly paid/shall duly pay the stamp duty on each of the Facility Documents in relation to the Facilities within the Maximum Limit in accordance with the applicable laws

36.2	The Borrower further agrees to bear and pay all present and future stamp, registration and similar taxes or charges which may be payable in connection with the acceptance, delivery, performance or enforcement of this Agreement and/or any Facility Document. The Borrower agrees to indemnify and keep the Bank indemnified at all times against any and all loss, costs, charges, expenses and liabilities including penalties with respect to or resulting from delay or omissions to pay any such stamp, registration and similar taxes or charges. Such stamp, registration and similar taxes or charges (if not paid or reimbursed by the Borrower) shall be deemed to be the amounts due under/in relation to the Facilities.

37.	Counterparts

This Agreement may be executed in two or more counterparts, all of which shall constitute one agreement between the parties.

38.	Severability

Any provision of this Agreement or the Facility Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability but that shall not invalidate the remaining provisions of this Agreement and the Facility Documents nor affect such provision in any other jurisdiction.

39.	Governing law and jurisdiction

This Agreement and the Facility Documents shall be construed and governed in accordance with the laws of India. The Borrower does hereby irrevocably submit itself to the non-exclusive jurisdiction of the courts situated at the place as mentioned in the Schedule hereto. The Bank may, however, in its absolute discretion commence any legal action or proceedings arising out of this Agreement in any other court, tribunal or other appropriate forum and the Borrower hereby consents to that jurisdiction.

SCHEDULE

Date of Execution of this Agreement	This 06th day of February 2014
Place of Execution	New Delhi
Branch address of the Bank	Dr. Gopal Das Bhawan, 28, Barakhamba Road, New Delhi - 110 001.
Details of the Borrower	Name: MAKEMY TRIP (INDIA) PVT. LTD Address of Registered office: UG-7, (Front Side), TDI Mall, Rajouri Garden, New Delhi - 110027, India Type of the Borrower: Company
Inclusions in the definition of the term Borrower

unless it be repugnant to the subject or as the context may permit or require, the term Borrower in this Agreement includes its successors and permitted assigns;

Reference to the “Borrower” shall, in case there is more than one borrower, mean, as the subject or context may permit, each of them or any one or more of them.

Sanction Letter	Dated 17th December, 2013 bearing reference no. IBL/CBG/2013 – 14/ 11321 addressed by the Bank to the Borrower.

Additional Conditions Precedent

(A) As specified in the Sanction Letter; and

(B) The delivery of the following to the Bank in the form and substance satisfactory to the Bank:

(I) a certified true copy of a resolution passed at a meeting of the Borrower’s Board of Directors:

(i)     accepting the Facilities on the terms and conditions stated within this Agreement;

(ii)    authorising a specified person, or persons, to execute and return to the Bank the original of this Agreement;

(iii)  authorising the Bank to accept instructions and confirmations in connection with the Facilities signed; and

(iv)   containing confirmed specimens of the signatures of those officers referred to in (ii) and (iii) above, if not already known to the Bank.

(II) a certified true copy of a resolution passed by the Borrower:

(i)     authorising the Board of Directors of the Borrower to borrow monies to the extent contemplated under this Agreement and specifying that the amounts borrowed do not exceed the aggregate of the paid up capital and the free reserves of the Borrower;

(ii)    authorising the creation of charge whether by way of a legal/registered mortgage or otherwise over the immovable properties of the Borrower;

(lll) a certificate from the statutory auditors of the Borrower or a Director or the Company Secretary of the Borrower, certifying that after utilising the Facilities in full and the facilities sanctioned to the Borrower by all other banks, financial institutions, non-banking financial companies and all other lenders / creditors in full, as on the date of issuing the certificate, the indebtedness of the Borrower in respect of such facilities (including the Facilities) will not exceed the borrowing limit authorised by the latest resolution passed by the Borrower.

Additional Conditions: As specified in the Sanction Letter Dated 17th December, 2013 bearing reference no. IBL/CBG/2013 – 14/ 11321 addressed by the Bank to the Borrower.

Jurisdiction	Courts at Delhi
Earlier Facilities (if any)	NA
Earlier Documents (if any)	NA

In witness whereof, the Parties hereto have caused this Agreement to be executed on the date and at the place mentioned in the Schedule hereinabove in the manner as hereinafter appearing.

For the Bank:

Signed and delivered by	INDUSIND BANK LIMITED
By the hand of Mr.	/s/ Chanchal Rani	,
its authorized signatory.

For the Borrower:

The Common Seal of the within named Borrower, MAKEMY TRIP (INDIA) PRIVATE LIMITED has, pursuant to the Resolution of its Board of Directors passed in that behalf on the day of , 201 , hereunto been affixed in the presence of:	/s/ Rajesh Magow

/s/ Mohit Kabra

1 RAJESH MAGOW – DIRECTOR

2 MOHIT KABRA – CHIEF FINANCIAL OFFICER.